Exhibit 99.1

Friendly Ice Cream Corporation Appoints Former Dunkin Brands Executive as President, Chief Executive Officer and Director

     WILBRAHAM, Mass.--(BUSINESS WIRE)--Jan. 8, 2007--Friendly Ice Cream Corporation (AMEX: FRN) today announced the appointment of George M. Condos as the Company's President and Chief Executive Officer and a member of its Board of Directors, effective January 8, 2007.

     Mr. Condos, 51, brings with him 30 years of experience in the restaurant and hospitality industry, including his most recent position as Brand Officer for Dunkin Donuts. Dunkin Donuts is owned by Dunkin Brands which also owns Baskin Robbins ice cream and TOGOS sandwich shops. As Brand Officer, Mr. Condos was directly responsible for leading brand strategy and execution for more than 4,850 franchised stores in the United States generating $4.3 billion in sales.

     "Over the past few months, we conducted an extensive, national CEO search and interviewed a number of well-qualified candidates. We are very excited to have attracted George Condos, a seasoned and accomplished executive with significant experience in the restaurant and ice cream industry, and we welcome his leadership at this important time in our company's history," said Donald N. Smith, Chairman of the Board. "His efforts in the development and marketing of over 2,000 Dunkin stores in the Northeast have resulted in making Dunkin Donuts a powerful brand."

     Mr. Smith added, "We admire and are attracted by the many innovations developed during George's time at Dunkin, which were designed to create a day-long experience at Dunkin Donuts and strengthen opportunities for and relationships with franchise owners. We are also impressed by his experience in the Northeast, the core of the Friendly's base, and his desire to remain in this area of the country. We look forward to the fresh ideas and experience George will offer us and our shareholders both in his capacity as a new member of our Board of Directors and as our President and Chief Executive Officer."

     After starting his career in operations for International Dairy Queen, Mr. Condos joined Allied Domecq QSR, the parent company of Dunkin Brands, in 1987, serving in various roles for U.S. and international operations until being named Brand Officer in 2003 and served in that capacity until 2006.

     "After a long career in building high profile brands, seeking opportunities in existing and new markets, and driving a culture of customer service, it is a great privilege to join a company like Friendly's with such a storied history and rich foundation," Mr. Condos said. "I look forward to the opportunities and challenges that lie ahead and, as a native of New England, believe I can make significant contributions to a company I know well and respect highly."

     Mr. Condos succeeds John L. Cutter, who resigned in September 2006.

     About Friendly Ice Cream Corporation

     Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 514 company and franchised restaurants throughout the Northeast. The company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 71-year operating history, Friendly's enjoys strong brand recognition and is currently revitalizing its restaurants and introducing new products to grow its customer base.

     Forward Looking Statements

     Statements contained in this release that are not historical facts constitute "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include statements relating to the expected contributions of Mr. Condos to the Company's future growth and prospectus. All forward looking statements are subject to risks and uncertainties which could cause results to differ materially from those anticipated. These factors include risks and uncertainties arising from accounting adjustments, the Company's highly competitive business environment, exposure to fluctuating commodity prices, risks associated with the foodservice industry, the ability to retain and attract new employees, new or changing government regulations, the Company's high geographic concentration in the Northeast and its attendant weather patterns, conditions needed to meet restaurant re-imaging and new opening targets, the Company's ability to continue to develop and implement its franchising program, the Company's ability to service its debt and other obligations, the Company's ability to meet ongoing financial covenants contained in the Company's debt instruments, loan agreements, leases and other long-term commitments, unforeseen costs and expenses associated with litigation, and costs associated with improved service and other similar initiatives. Other factors that may cause actual results to differ from the forward looking statements contained herein and that may affect the Company's prospects in general are included in the Company's other filings with the Securities and Exchange Commission. As a result the Company can provide no assurance that its future results will not be materially different from those projected. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such forward looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.


     CONTACT: Friendly Ice Cream Corporation
              Maura Tobias, 413-731-4238